Exhibit 99.1

STOCK SUBSCRIPTION AGREEMENT

THIS STOCK SUBSCRIPTION AGREEMENT, dated as of January 5, 2012 (this “Agreement”), is entered into by and between SMG Indium Resources Ltd., a Delaware corporation (the “Company”), and the subscriber listed on the signature page hereto, an individual or entity with principal offices at the address listed on the signature page hereto (the “Subscriber”).

WITNESSETH

WHEREAS, the Company desires to issue and sell to the Subscriber, and the Subscriber desires to subscribe to and accept from the Company the number of shares of common stock, par value $.001 per share (the “Common Stock”), of the Company listed on the signature page hereto upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the above, the parties hereby agree as follows:

1.           The Company agrees to issue and sell to the Subscriber, and the Subscriber agrees to subscribe to and purchase from the Company, 332,667 shares of Common Stock (the “Restricted Stock”), for a purchase price of $3.75 per share1, or an aggregate purchase price of $1,247,501.25 (the “Purchase Price”).

2.           In consideration of the issuance of the Restricted Stock, the Subscriber agrees to pay the aggregate Purchase Price by wire transfer of immediately available funds to an account designated by the Company.  At such time the payment is made, the Company agrees to deliver to the Subscriber a certificate (the “Certificate”) representing the shares of Common Stock being subscribed to and paid for by the Subscriber, which shares of Common Stock represented by the Certificate shall be duly authorized, validly issued, fully paid and nonassessable.  The Certificate shall be properly legended to reflect that the shares of Restricted Stock represented by the Certificate are not registered under the Securities Act of 1933, as amended (the “Act”) and are subject to the terms of this Agreement.

3.           Company’s Representations and Warranties.  The Company represents and warrants to the Subscriber:

(a)           Organization; Authority.  The Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transaction contemplated hereby and otherwise to carry out its obligations hereunder.

(b)           Due Authorization.  That the Restricted Stock, when issued, will be duly authorized, validly issued, fully paid and nonassessable.

4.           Subscriber’s Representations and Warranties.  The Subscriber represents and warrants to the Company that:

(a)           Organization; Authority. Such Subscriber is either (i) an individual or (ii) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, in either case with full right and, as applicable, individual, corporate, partnership trust or other power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and performance by such Subscriber of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate, partnership, trustee, limited liability company or similar action, as applicable, on the part of such Subscriber.  This Agreement has been duly executed by such Subscriber, and when delivered by such Subscriber in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Subscriber, enforceable against it in accordance with its terms.

1 The purchase price of $3.75 per common share was determined by taking the average of (i) $3.74 per common share, a ten percent premium to the Company's common stock's closing bid price of $3.40 on January 3, 2012 and (ii) the Company's Net Market Value last reported on December 31, 2011 of $3.76 per common share.

(b)           No Public Sale or Distribution. The Subscriber understands the Restricted Stock are “restricted securities” and have not been registered under the Act or any applicable state or foreign securities laws and is acquiring the Restricted Stock as principal for its own account and not with a view to or for distributing or reselling such Restricted Stock or any part thereof in violation of the Act or any applicable securities law, has no present intention of distributing any of such Restricted Stock in violation of the Act or any applicable securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Restricted Stock (this representation and warranty not limiting such Subscriber’s right to sell the Restricted Stock in compliance with applicable federal and state securities laws) in violation of the Act or any applicable securities law.  Such Subscriber is acquiring the Restricted Stock hereunder in the ordinary course of its business.

(c)           Accredited Investor Status. At the time the Subscriber was offered the Restricted Stock, it was, and at the date hereof it is either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Act.  The Subscriber is not required to be registered as a broker-dealer under Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(d)           Experience of Subscriber.  The Subscriber, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Restricted Stock, and has so evaluated the merits and risks of such investment.  The Subscriber is able to bear the economic risk of an investment in the Restricted Stock and, at the present time, is able to afford a complete loss of such investment.

(e)           Reliance on Exemptions. The Subscriber understands that the Restricted Stock is being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Subscriber’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Subscriber set forth herein in order to determine the availability of such exemptions and the eligibility of the Subscriber to acquire the Restricted Stock.

(f)           Information. William Martin is the managing member of Raging Capital Management, LLC, the general partner of the Subscriber.  Mr. Martin is also a director of the Company and a member of Specialty Metal Group Advisors, LLC (the “Manager”), the Company’s Manager.   As a director of the Company and a member of the Manager, Mr. Martin and Subscriber has access to all information, including but not limited to “insider information”, regarding the Company as of the date of this Agreement.  Furthermore, the Subscriber and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Restricted Stock which has been requested by the Subscriber.  The Subscriber and its advisors, if any, have been afforded the opportunity to ask questions of the Company.  The Subscriber further acknowledges that the Subscriber has reviewed all documents publicly filed with the Securities and Exchange Commission (the “SEC”) relating to the Company and its business.  The Subscriber understands that its investment in the Restricted Stock involves a high degree of risk.  Subscriber confirms it has received or have had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Restricted Stock.

(g)           Independent Advice.  The Subscriber has carefully considered and has discussed with Subscriber’s legal, tax, accounting and financial advisors, to the extent the Subscriber has deemed necessary, the suitability of this investment Agreement for the Subscriber’s particular federal, state, local and foreign tax and financial situation and has independently determined that this investment is a suitable investment for the Subscriber.  Subscriber has relied solely on such advisors and not on any statements or representations of the Company or any of its agents.  Subscriber understands that Subscriber (and not the Company) shall be responsible for Subscriber’s own tax liability that may arise as a result of this investment.

(h)           No Governmental Review.  The Subscriber understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Restricted Stock or the fairness or suitability of the investment in the Restricted Stock nor have such authorities passed upon or endorsed the merits of the offering of the Restricted Stock.

(i)           Transfer or Resale. The Subscriber acknowledges that there exists no public market for the Restricted Stock and that no such public market may develop in the future.  The Subscriber understands that: (i) the Restricted Stock have not been and are not being registered under the Act, any state securities laws or the securities laws of any non-U.S. jurisdiction, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) the Subscriber shall have delivered to the Company (if requested by the Company) an opinion of counsel to the Subscriber, in a form reasonably acceptable to the Company, to the effect that such Restricted Stock to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) the Subscriber provides the Company with reasonable assurance that such Restricted Stock can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the Act (or a successor rule thereto) (collectively, “Rule 144”); (ii) any sale of the Restricted Stock made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144, and further, if Rule 144 is not applicable, any resale of the Restricted Stock under circumstances in which the seller (or the Person (as defined below) through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Act) may require compliance with some other exemption under the Act or the rules and regulations of the SEC promulgated thereunder or other applicable rules and regulations; and (iii) neither the Company nor any other Person is under any obligation to register the Restricted Stock under the Act,  any state securities laws,  the securities laws of any non-U.S. jurisdiction or to comply with the terms and conditions of any exemption thereunder; provided however that the Company shall use its best efforts to seek to register the Restricted Stock under the Act or under comparable state or foreign securities laws.

(j)           Piggy-Back Registrations.   If at any time until two years after the date of this Agreement there is not an effective registration statement covering all of the Restricted Stock and the Company shall determine to prepare and file with the SEC a registration statement relating to an offering for its own account or the account of others under the Act of any of its equity securities, but excluding Forms S-4 or S-8 and similar forms which do not permit such registration, then the Company shall send to the Subscriber written notice of such determination and, if within ten calendar days after receipt of such notice, the Subscriber shall so request in writing, the Company shall include in such registration statement all or any part of the Restricted Stock the Subscriber requests to be registered, provided, however, such registration of the Restricted Stock shall be subject to (i) customary underwriter cutbacks applicable to all holders of registration rights, (ii) any contractual restrictions or cutbacks agreed to with new purchases of the Company’s equity securities, or (iii) any cutbacks in  accordance with guidance provided by the SEC (including, but not limited to, Rule 415 under the Act).  The obligations of the Company under this Section may be waived by the Subscriber. Notwithstanding anything to the contrary herein, the registration rights granted hereunder to the Subscriber shall not be applicable for such times as such Restricted Stock may be sold by the holder thereof without restriction pursuant to Section 144(b)(1) of the Act.  All expenses incurred by the Company, including, without limitation, all registration and filing fees, printing expenses (if required), fees and disbursements of counsel and independent public accountants for the Company are called “Registration Expenses.” All underwriting discounts and selling commissions applicable to the sale of registrable securities are called "Selling Expenses."  The Company will pay all Registration Expenses in connection with the registration statement under this Section.  Selling Expenses in connection with each registration statement shall be borne by the Subscriber and will be apportioned among all holders in proportion to the number of Restricted Stock included therein for a holder relative to all the securities included therein for all selling holders, or as all holders may agree.

(k)           Validity; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Subscriber and constitutes the legal, valid and binding obligations of the Subscriber enforceable against the Subscriber in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(l)           No Litigation.  There are no actions, suits, proceedings or investigations pending against Subscriber or Subscriber’s assets before any court or governmental agency (nor, to Subscriber’s knowledge, is there any threat thereof) which would impair in any way Subscriber’s ability to enter into and fully perform Subscriber’s commitments and obligations under this Agreement.

(m)           No Conflicts. The execution, delivery and performance by the Subscriber of this Agreement will not (i) result in a violation of the organizational documents of the Subscriber, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Subscriber is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Subscriber, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Subscriber to perform its obligations hereunder.

(n)           Brokers and Finders.  No Person acting on behalf or under the authority of such Subscriber is or will be entitled to any broker’s, finder’s, or similar fee or commission in connection with the investment or this Agreement.

(o)           No General Solicitation.  The Subscriber is not acquiring the Restricted Stock as a result of any form of general solicitation or general advertising (as those terms are used in Regulation D promulgated under the Act), including, without limitation, any article, notice, advertisement or other communication published in any newspaper, magazine or similar media or broadcast over television, radio or Internet or any seminar or meeting where the Subscriber was invited by general solicitation or general advertising.

5.           As evidence of the restriction on transfer, the following legend (or a substantially similar legend) will be placed on the Certificate or Certificates evidencing the Restricted Stock:

“THE REGISTERED HOLDER HEREOF HAS REPRESENTED TO THE ISSUER OF THE SHARES REPRESENTED HEREBY THAT IT HAS ACQUIRED SUCH SHARES FOR INVESTMENT PURPOSES AND NOT FOR DISTRIBUTION. ACCORDINGLY, SUCH SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS SUBSEQUENTLY REGISTERED THEREUNDER OR AN EXEMPTION FROM REGISTRATION THEREUNDER IS AVAILABLE.”

The Company may give appropriate stop-transfer instructions to any transfer agent for the Restricted Stock.

6.           Miscellaneous.

(a)           Headings; Gender. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

(b)           No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

(c)           Further Assurances.  Each party shall use its reasonable best efforts to do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(d)           Notice.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) business day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company:

Attention:	Ailon Z. Grushkin
Address:	SMG Indium Resources Ltd.
100 Park Avenue, 16th Floor
New York, NY 10017
Facsimile:	212-656-1030

With a copy (for informational purposes only) to:

Attention:	David Selengut, Esq.
Address:	Ellenoff Grossman & Schole LLP
150 East 42nd Street, 11th Floor
New York, NY 10017
Facsimile:	212-370-7889

If to the Subscriber:

As listed on the signature page hereto.

With a copy (for informational purposes only) to:

Attention:	Frederick C. Wasch
Address:	Raging Capital Management, LLC
10 Princeton Avenue
Rocky Hill, NJ 08553

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(e)           Governing Law; Jurisdiction; Jury Trial.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the County and State of New York.  Each party hereby and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(f)           Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.  No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty.  Each and every reference to share prices, shares of Common Stock and any other numbers in this Agreement that relate to the Common Stock shall be automatically adjusted for stock splits, stock combinations and other similar transactions that occur with respect to the Common Stock after the date of this Agreement.

(g)           Severability.  If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(h)           Entire Agreement; Amendments.  Except for any non-disclosure agreement entered into by the Company and the Subscriber (or its affiliate), this Agreement supersedes all other prior oral or written agreements between the Subscriber, the Company, its subsidiaries, their affiliates and Persons acting on their behalf solely with respect to the matters contained herein and therein, and this Agreement contains the entire understanding of the parties solely with respect to the matters covered herein.  Except as specifically set forth herein, neither the Company nor the Subscriber makes any representation, warranty, covenant or undertaking with respect to such matters.  For clarification purposes, the Recitals are part of this Agreement. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and Subscriber.

(i)           Counterparts.  This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.  In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.  Execution and delivery of this Agreement by facsimile or other electronic signature is legal, valid and binding for all purposes.  The parties have executed this Agreement as of the date set forth above.

[Signature Page Follows]

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[Signature Page to Stock Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Subscription Agreement to be duly executed and delivered as of the day and year first above written.

COMPANY:

SMG INDIUM RESOURCES LTD.

By:
	Name:	Ailon Z. Grushkin
	Title:	President

SUBSCRIBER:

Name of Subscriber:	Raging Capital Fund, LP
Signature of Authorized Signatory of Purchaser:
Name of Authorized Signatory:	William C. Martin
Title of Authorized Signatory:	Managing Member of Raging Capital Management, LLC, the General Partner
E-Mail Address of Subscriber:
Fax Number of Subscriber:
Address of Subscriber:	10 Princeton Avenue

City:	Rocky Hill
State:	NJ
ZIP:	08553

Shares of Restricted Stock:	332,667
Purchase Price:	$3.75
Aggregate Purchase Price:	$1,247,501.25